 Exhibit 4.2

OMNIBUS AMENDMENT TO COMMON STOCK WARRANTS

THIS OMNIBUS AMENDMENT (this “Amendment”) is entered into as of October 11, 2017 by and among AudioEye, Inc., a Delaware corporation (the “Company”) and the undersigned holders (the “Requisite Holders”) of Common Stock Warrants issued under that certain Note and Warrant Purchase Agreement, dated as of October 9, 2015 (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. When provisions herein apply to both or either the Company or the Investors, they sometimes are referred to as “Parties” or “Party.”

RECITALS

WHEREAS, the Company issued Common Stock Warrants (the “Warrants”) to certain Investors pursuant to the Purchase Agreement;

WHEREAS, the Warrants provide for exercise for Common Stock at a price of $0.10 per share of Common Stock;

WHEREAS, the Company and the Requisite Holders now desire to amend the Warrants in the respects, but only in the respects, hereinafter set forth; and

WHEREAS, this Amendment is being effected in accordance with Section 15(c) of the Warrants.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

SECTION 1. Amendments.

Section 1.1      Amendment of Section 1. Section 1 of the Warrants is hereby amended by deleting the words “at a price of $0.10 per Warrant Share (as adjusted for splits and the like, the “Exercise Price”)” and substituting in lieu thereof the words “at a price of $0.07 per Warrant Share, if exercised on or before November 8, 2017, or $0.10 per Warrant Share, if exercised after November 8, 2017 (such applicable price, as adjusted for splits and the like, the “Exercise Price”)”.

SECTION 2. Miscellaneous.

Section 2.1      Ratification. Each Party hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Warrants are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

Section 2.2      No Other Amendments; Reservation of Rights; No Waiver. Other than as otherwise expressly provided herein, this Amendment shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of any Party under the Warrants, nor shall the entering into of this Amendment preclude any Party from refusing to enter into any further amendments with respect to the Warrants. Other than as to otherwise expressly provided herein, without limiting the generality of the provisions of Section 15(c) of the Warrants, this Amendment shall not constitute a waiver of compliance with any covenant or other provision in the Warrants or of the occurrence or continuance of any present or future breach thereunder.

Section 2.3      Headings; Interpretation. The headings in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Each reference to “herein,” “hereinafter,” “hereof,” and “hereunder” and each other similar reference contained in the Warrants, each reference to “this Warrant” and each other similar reference contained in the Warrants and each reference contained in this Amendment to the “Warrant” shall on and after the date of this Amendment refer to the Warrants as amended by this Amendment. Any notices, requests, certificates and other instruments executed and delivered on or after the date of this Amendment may refer to the Warrants without making specific reference to this Amendment but nevertheless all such references shall mean the Warrants as amended by this Amendment unless the context otherwise requires. As used in this Amendment, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. All words used in this Amendment will be construed to be of such gender or number as the circumstances require. The recitals to this Amendment and all Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Amendment as if set forth herein.

Section 2.4      Complete Agreement. The Warrants, as amended by this Amendment, and all other certificates, documents or instruments executed under the Warrants, as amended by this Amendment, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Warrants, as amended by this Amendment; there are no conditions to this Amendment that are not expressly stated in this Amendment.

Section 2.5      Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Warrants in Section 15(c) of the Warrants.

Section 2.6      Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. The provisions of Sections 15(f) and (j) of the Warrants shall govern and apply to this Amendment, mutatis mutandis.

Section 2.7      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and .pdf signatures shall be deemed originals for all purposes.

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Section 2.8     Severability. If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Amendment shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in, and only in, the applicable jurisdiction.

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IN WITNESS WHEREOF the Parties have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.

THE COMPANY:

AUDIOEYE, INC.

By:
Name:
Title:

Signature Page to Omnibus Amendment to Common Stock Warrants

IN WITNESS WHEREOF the Parties have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.

REQUISITE HOLDER:

If Entity:

Entity Name:

By:

Name:

Title:

If Individual:

Name:

Signature:

Signature Page to Omnibus Amendment to Common Stock Warrants